UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported:)	October 5, 2018
Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation
1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas, 76140
(Address of Principal Executive Offices, including zip code)

(817) 872-3200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 2, 2018, Shannon L. Greene resigned as the Chief Executive Officer of Tandy Leather Factory, Inc. (the "Company") and as a member of the Company's Board of Directors (the "Board"). On October 2, 2018, Mark Angus resigned as the Company's President and as a member of the Board. The Company does not believe that Ms. Greene's or Mr. Angus's resignations were the result of any dispute or disagreement with the Company relating to the Company's operations, policies or practices.
On October 2, 2018, the Company appointed Janet Carr to the position of Chief Executive Officer of the Company and as member of the Board.
Ms. Carr, 57, brings over 25 years of retail, digital and omni-channel experience to Tandy Leather. Most recently, she was the SVP of Global Business Development for Caleres (formerly Brown Shoe) from 2016 to 2017. While there, she was responsible for international wholesale and retail for all of their brands. Prior to Caleres, Ms. Carr was the President of the Handbag Division of Nine West Group from 2013 to 2014, where she was responsible for all aspects of design, development and sales in both wholesale and retail.  Ms. Carr has deep experience in strategy and consumer insights in various roles at a number of prominent retailers including Tapestry (formerly Coach), Gap Inc. and Safeway.  Earlier in her career, she was a management consultant focused on retail and consumer strategy for Booz Allen & Hamilton.
Ms. Carr does not have any family relationships with any of the Board directors or executive officers of the Company, nor has Ms. Carr had any related party transactions with the Company.
Ms. Carr will be entitled to receive an annual base salary of $500,000 and is eligible to receive an annual discretionary bonus, as determined by the Board.  Within 30 days of her employment, Ms. Carr will receive (i) a time-based equity grant of 460,000 restricted stock units ("RSU") that vest over five years; (ii) a performance-based equity grant of 92,000 RSUs that vest if/when the Company's operating income exceeds $12 million dollars two fiscal years in a row; and (iii) a performance-based equity grant of 92,000 RSUs that vest if/when the Company's operating income exceeds $14 million dollars in one fiscal year.  Ms. Carr will also be reimbursed for reasonable costs and expenses in connection with her commute and relocation from New York to Texas.
If, prior to October 2, 2020, Ms. Carr is terminated without cause or for good reason as defined in her Employment Agreement ("Agreement"), Ms. Carr will receive twenty-four months of base salary and an annual reimbursement of COBRA payments, and vest in a pro-rata portion of the time-based RSUs, based on the number of days that Ms. Carr is employed.  Any unvested performance-based RSUs would be forfeited.
In the event of a Change in Control (as defined in the Agreement), Ms. Carr will receive thirty-six months of base salary and an annual reimbursement of COBRA payments, and vest in a pro-rata portion of the time-based RSUs, based on the number of days that Ms. Carr is employed.  Any unvested performance-based RSUs would be forfeited.
The foregoing summary of the terms of Ms. Carr's employment does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, dated as of October 2, 2018, by and between Janet Carr and the Company, attached as Exhibit 10.1 hereto.
Item 7.01 Regulation FD Disclosure
On October 2, 2018, the Company issued a press release announcing changes in its leadership including Ms. Greene and Mr. Angus' resignations and Ms. Carr's appointment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and the information contained therein is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit No. Description of Document
10.1	Employment Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
10.2	Tandy Leather Factory, Inc. Stand Alone Restricted Stock Unit Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
10.3	Tandy Leather Factory, Inc. Stand Alone Restricted Stock Unit Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
99.1	Press Release of the Company announcing Leadership Changes

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: October 5, 2018	By: /s/ Tina Castillo
Tina Castillo, Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description of Document
10.1	Employment Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
10.2	Tandy Leather Factory, Inc. Stand Alone Restricted Stock Unit Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
10.3	Tandy Leather Factory, Inc. Stand Alone Restricted Stock Unit Agreement dated October 2, 2018, by and between Janet Carr and Tandy Leather Factory, Inc.
99.1	Press Release of the Company announcing Leadership Changes